Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-284535, 333-284237, 333-275011, and 333-263715), Form S-3 (File Nos. 333-291038, 333-290255, 333-284028, 333-274146, and 333-282796), Form S-3MEF (File No. 333-289980), and Form S-8 (File No. 333-289820) of our report dated March 31, 2026, with respect to the consolidated financial statements of Sharps Technology, Inc. as of December 31, 2025 and 2024 and for the years then ended, included in this Annual Report on Form 10-K of Sharps Technology, Inc. for the year ended December 31, 2025.

/s/ PKF O’Connor Davies, LLP

March 31, 2026

New York, NY